UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009

TRANSATLANTIC PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Alberta, Canada	000-31643	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1840, 444 – 5th Ave., SW Calgary, Alberta, Canada	T2P 2T8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (403) 262-8556

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

TransAtlantic Petroleum Corp. (the “Corporation” or “TransAtlantic”) has filed a preliminary short form prospectus in the Canadian provinces of British Columbia, Alberta and Ontario in connection with a public offering (the “Offering”) of common shares of TransAtlantic (the “Common Shares”). The Offering will be conducted through a syndicate of underwriters (the “Underwriters”). Pursuant to the terms of the Offering, the Corporation has agreed to grant the Underwriters an over-allotment option to purchase additional Common Shares equal to up to 15% of the Common Shares sold pursuant to the Offering, exercisable at any time, in whole or in part, up to 30 days from the closing of the Offering.

The Offering will be priced in the context of the market with the final terms of the Offering to be determined at the time of pricing. The net proceeds of the Offering will be used towards the Corporation’s 2009 capital expenditure program, to repay outstanding indebtedness and for general corporate purposes.

The Common Shares will be sold publicly in Canada in the Provinces of Ontario, Alberta and British Columbia and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “1933 Act”) and on a private placement basis in the United States pursuant to exemptions from the registration requirements of the 1933 Act and such other jurisdictions as may be agreed to by the Corporation and the Underwriters. The Offering is scheduled to close on or about June 22, 2009 and is subject to certain customary conditions and regulatory approvals, including the approval of the Toronto Stock Exchange.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy securities in the United States or any other jurisdiction, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Common Shares offered have not been registered under the 1933 Act, or any state securities laws and may not be offered or sold in the United States or to a U.S. person absent registration under the 1933 Act or an applicable exemption from the registration requirements of the 1933 Act and applicable state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2009

TRANSATLANTIC PETROLEUM CORP.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary

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